Exhibit 99.1

SPI Announces Appointment to Board of Directors

Shanghai, China—April 9, 2015- Solar Power, Inc. (“SPI”) (OTCBB: SOPW), a vertically-integrated photovoltaic (“PV”) developer, today announced that it has appointed Jeffrey Yunan Ren as an independent director, with immediate effect.

Mr. Ren, 39, is a managing director of a private equity firm in Hong Kong. Mr. Ren currently serves as a member of the Board of Directors and the Chairman of the Audit Committee of Tiger Media, Inc., a multi-platform media and data products and service company listed on the NYSE; a non-executive director of Labixiaoxin Snacks Group Limited, a Chinese manufacturer and distributor of snacks listed on the Hong Kong Stock Exchange; an independent director of China Child Care Corporation, a Chinese manufacturer and distributor of child care products listed on the Hong Kong Stock Exchange; and a board member of numerous private companies.

From May to November 2013, Mr. Ren served as an independent director of Vision Fame International Holding Limited, a company focusing on the construction business and listed on the Hong Kong Stock Exchange. From June 2010 to March 2012, Mr. Ren served as president of a pharmaceutical investment holding company based in Hong Kong. Previously, Mr. Ren served as an executive director at UBS Investment Bank in Hong Kong from 2008 to 2010 and as a vice president at Lehman Brothers in Hong Kong from 2006 to 2008. Mr. Ren holds an LL.M. from Harvard Law School, and is a graduate of Peking University Law School (LL.B. and graduate program).

About Solar Power, Inc. (OTCBB: SOPW)

Solar Power, Inc. ("SPI" or the "Company") is a global leader in enabling photovoltaic ("PV") solutions for business, residential, government and utility customers and investors. SPI focuses on the downstream PV market including the development, financing, installation, operation and sale of utility-scale and residential solar power projects in China, Japan, Europe and North America. The Company also operates an innovative online energy e-commerce and investment platform, www.solarbao.com, which enables individual and institutional investors to purchase innovative PV-based investment and other products. The Company has its operating headquarters in Shanghai and global operations in Asia, Europe and North America.

For additional information visit: www.spisolar.com or www.solarbao.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of SPI, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," "expects" or similar expressions. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Among other things, the quotations from management in this press release contain forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties, including uncertainties regarding whether the transactions contemplated will be successfully completed. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contact:

Amy Liu, Solar Power, Inc. (800) 548-8767

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